Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

21ST CENTURY FOX REPORTS FIRST QUARTER TOTAL SEGMENT

OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION OF $1.78

BILLION, A 10% INCREASE OVER THE PRIOR YEAR QUARTER, ON TOTAL

REVENUE OF $7.89 BILLION, A 12% INCREASE OVER THE PRIOR YEAR

QUARTER

FIRST QUARTER INCOME FROM CONTINUING OPERATIONS PER SHARE

INCREASED $0.15 OVER THE PRIOR YEAR QUARTER TO $0.48

NEW YORK, NY, November 4, 2014 – Twenty-First Century Fox Inc. (“21st Century Fox” or the “Company” — NASDAQ: FOXA, FOX) today reported financial results for the three months ended September 30, 2014.

The Company reported quarterly revenues of $7.89 billion, an $826 million or 12% increase over the $7.06 billion of revenue in the prior year quarter. This primarily reflects a 15% increase at the Cable Network Programming segment from higher affiliate and advertising revenues, coupled with 17% growth at the Filmed Entertainment segment led by higher theatrical revenues.

Quarterly total segment operating income before depreciation and amortization (“OIBDA”)(1) grew 10% to $1.78 billion as compared with prior year quarterly OIBDA of $1.62 billion. This improvement principally reflects OIBDA growth at the Company’s Filmed Entertainment, Cable Network Programming and Direct Broadcast Satellite Television segments which was partially offset by lower contributions from the Television segment.

The Company reported quarterly income from continuing operations attributable to stockholders of $1.04 billion ($0.48 per share), as compared to $768 million ($0.33 per share) reported in the corresponding period of the prior year. Current year quarterly results included a $287 million increase in Equity earnings from affiliates primarily reflecting the Company’s share of British Sky Broadcasting Group plc’s (“BSkyB”) gain on the sale of shares in ITV. Excluding the net income effects of Other, net, as well as adjustments to Equity earnings of affiliates, including the elimination of the gain on the ITV sale in the current year and gains from the Company’s participation in the BSkyB share repurchase program in the prior year, first quarter adjusted earnings per share(2) was $0.39 versus the adjusted prior year quarter result of $0.33.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Our strong earnings and revenue growth in the quarter were driven by continued momentum at our Cable Network Programming and Filmed Entertainment segments, reflecting sustained increases in affiliate fees as well as the global box office success of Dawn of the Planet of the Apes and The Fault in Our Stars. Additionally, we continued our focus on driving long-term value through our planned investments in a number of our growing brands, most notably our new channels FXX, Fox Sports 1 and STAR Sports.”

(1)

Total segment operating income before depreciation and amortization (“OIBDA”) is a non-GAAP financial measure. See page 10 for a description of total segment OIBDA and for a reconciliation from revenues to total segment OIBDA and from OIBDA to income from continuing operations before income tax expense.

(2)

See page 12 for a reconciliation of reported net income and earnings per share from continuing operations attributable to stockholders to adjusted net income and adjusted earnings per share from continuing operations attributable to stockholders.

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

REVIEW OF SEGMENT OPERATING RESULTS

	Three Months Ended
	September 30,
	2014	2013
	US $ Millions
Revenues
Cable Network Programming	$3,231	$2,810
Television	1,048	1,048
Filmed Entertainment	2,476	2,120
Direct Broadcast Satellite Television	1,449	1,390
Other, Corporate and Eliminations	(317)	(307)

Total Revenues	$7,887	$7,061

Segment OIBDA
Cable Network Programming	$1,038	$991
Television	174	231
Filmed Entertainment	458	328
Direct Broadcast Satellite Television	207	190
Other, Corporate and Eliminations	(98)	(122)

Total Segment OIBDA	$1,779	$1,618

CABLE NETWORK PROGRAMMING

Cable Network Programming quarterly segment OIBDA increased 5% to $1.04 billion, driven by a 15% revenue increase on strong affiliate and advertising revenue growth. The revenue improvement was partially offset by a 21% increase in segment expenses, nearly half of which reflected the combined impact of the planned investments in the new sports channels launched in the prior year, coupled with the consolidation of the Yankees Entertainment and Sports Network (the “YES Network”). The expense growth at the new sports channels principally reflected increased rights fees related to the broadcast of the India vs. England cricket series at STAR Sports and the inaugural broadcast of regular season Major League Baseball games at Fox Sports 1. In addition to the continued investment in these channels, quarterly segment expenses included increased programming and marketing costs at the FX Networks for additional hours of original programming including The Strain, Tyrant and Sons of Anarchy at FX and the exclusive cable rights to air all 552 episodes of The Simpsons at FXX. Segment OIBDA growth was adversely impacted by 4% from foreign exchange rate fluctuations, primarily in Latin America.

Domestic affiliate revenue grew 18% reflecting the combination of sustained growth at the regional sports networks (“RSNs”), FX Networks and Fox News Channel, the contribution from Fox Sports 1, as well as the consolidation of the YES Network. Reported international affiliate revenue increased 8% driven by strong local currency growth at the Fox International Channels (“FIC”) and STAR channels which was partially offset by an 8% adverse impact from the strengthened U.S. dollar, primarily in Latin America.

Domestic advertising revenue grew 10% in the quarter over the prior year period driven by the consolidation of the YES Network and solid growth at the FX Networks and Fox News Channel. Reported international advertising revenue increased 13% due to strong growth at the STAR channels.

OIBDA from the domestic channels increased 15% from the corresponding period in the prior year, reflecting OIBDA growth at the Fox News Channel and the RSNs, which included the impact of the consolidation of the YES Network. This quarterly domestic growth was partially offset by lower contributions from the FX Networks due to the increased investment in programming and marketing. Reported quarterly OIBDA at the Company’s international cable channels’ declined 28% from the corresponding period of the prior year as strong double-digit local currency growth at FIC was more than offset by the timing of the continued investment in STAR Sports and a 19% adverse impact from the strengthened U.S. dollar.

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

TELEVISION

Television generated quarterly segment OIBDA of $174 million compared with the $231 million reported in the prior year quarter. Quarterly segment revenues were consistent with those from the corresponding period in the prior year as strong retransmission consent revenue growth was counterbalanced by a 5% decline in advertising revenues primarily reflecting the impact from lower general entertainment ratings at the FOX Broadcast Network. The decline in segment OIBDA principally reflects segment expense growth driven by higher programming costs at the FOX Broadcast Network from the investment in additional hours of original scripted content, higher program cancellation costs and higher rights fees related to the new National Football League contract.

FILMED ENTERTAINMENT

Filmed Entertainment generated record first quarter segment OIBDA of $458 million, a 40% increase over the $328 million reported in the same period a year-ago, driven by a $356 million or 17% revenue increase. This growth was led by the performance of several successful worldwide theatrical releases in the quarter including Dawn of the Planet of the Apes and Maze Runner, which have grossed over $700 million and over $300 million in worldwide box office to date, respectively, continued contributions from the worldwide theatrical and domestic home entertainment performance of The Fault in Our Stars, and the worldwide home entertainment performance of Rio 2. As a result of these successful releases, the film studio became the first to cross the $4 billion mark in worldwide box office this year. Quarterly results also reflect higher contributions from the television production businesses driven by higher syndication and SVOD revenues.

DIRECT BROADCAST SATELLITE TELEVISION

Direct Broadcast Satellite Television generated quarterly segment OIBDA of $207 million compared with the $190 million reported in the same period a year ago. This increase reflects a $59 million or 4% revenue increase primarily due to Sky Deutschland subscriber growth, partially offset by higher sports programming costs including SKY Italia’s broadcast of the FIFA World Cup. Sky Deutschland grew net direct subscribers by approximately 96,000 during the quarter, bringing total direct subscribers to 3.91 million, while SKY Italia’s subscriber base declined by 21,000 during the quarter bringing total subscribers to 4.70 million.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

The Company’s share of equity earnings (losses) of affiliates is as follows:

		Three Months Ended
		September 30,
	% Owned	2014	2013
		US $ Millions
BSkyB	39%(1)	$396	$92
Other affiliates	Various (2)	(17)	—

Total equity earnings of affiliates		$379	$92

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Hulu and STAR equity affiliates, as well as the YES Network through February 2014 in the prior year.

Quarterly earnings from affiliates were $379 million as compared to $92 million in the same period a year ago. This $287 million increase reflects increased contributions from BSkyB, which included the Company’s share of BSkyB’s gain on the sale of shares in ITV. The increased contributions from BSkyB were partially offset by the absence of the YES Network contributions in the current year resulting from its consolidation in February 2014.

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

OTHER ITEMS

Share repurchases

On August 5, 2014, the Board of Directors authorized the repurchase of an additional $6 billion of Class A Common Stock, excluding commissions. The Company expects to fully utilize this stock repurchase authorization over the twelve month period ending in August 2015. The remaining authorized amount under the Company’s stock repurchase program as of September 30, 2014, excluding commissions, was approximately $5.2 billion.

During the quarter, the Company repurchased 36.8 million shares of Class A Common Stock for $1.27 billion. As a result of the stock repurchase program, diluted weighted average common stock outstanding of 2.19 billion in this year’s quarter declined 5% from 2.31 billion in the same period a year ago.

Sky Italia and Sky Deutschland

In July 2014, the Company entered into agreements with BSkyB to sell its 100% and 57% (on a fully diluted basis) ownership stakes in Sky Italia and Sky Deutschland AG (“Sky Deutschland”), respectively, for approximately $8.7 billion (based on foreign currency exchange rates as of September 30, 2014) comprised of approximately $8.1 billion in cash and the transfer to the Company of BSkyB’s 21% interest in National Geographic Channels International, increasing the Company’s ownership stake to 73%. In connection with this transaction, the Company participated in BSkyB’s equity offering in July 2014 by purchasing additional shares in BSkyB for approximately $900 million and maintained the Company’s 39% ownership interest. The agreements are subject to customary closing conditions. The sale is expected to be completed in the second quarter of fiscal 2015, and, upon completion, Sky Italia and Sky Deutschland will thereafter cease to be consolidated subsidiaries of the Company.

Shine Group

In October 2014, the Company and funds managed by Apollo Global Management, LLC (“Apollo”) agreed to form a joint venture to which the Company will contribute its interests in the Shine Group and cash, comprising an aggregate carrying value of approximately $800 million. The joint venture will be comprised of the Shine Group, Endemol, and the CORE Media Group and will be jointly managed by the Company and Apollo, with each owning 50%. The agreements are subject to regulatory approvals and customary closing conditions. The transaction is expected to be completed by the end of the second quarter of fiscal 2015, and upon completion, the Shine Group will thereafter cease to be a consolidated subsidiary of the Company.

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

To receive a copy of this press release through the Internet, access 21st Century Fox’s corporate Web site located at http://www.21cf.com.

Audio from 21st Century Fox’s conference call with analysts on the first quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.21cf.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS: Reed Nolte, Investor Relations 212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	Julie Henderson, Press Inquiries 310-369-0773 Nathaniel Brown, Press Inquiries 212-852-7746

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	2014	2013
	US $ Millions, except per share
	amounts
Revenues	$7,887	$7,061
Operating expenses	(5,052)	(4,447)
Selling, general and administrative	(1,079)	(1,018)
Depreciation and amortization	(276)	(313)
Equity earnings of affiliates	379	92
Interest expense, net	(305)	(272)
Interest income	14	8
Other, net	35	(35)

Income from continuing operations before income tax expense	1,603	1,076
Income tax expense	(503)	(300)

Income from continuing operations	1,100	776
(Loss) income from discontinued operations, net of tax	(7)	487

Net Income	$1,093	$1,263

Less: Net income attributable to noncontrolling interests	(56)	(8)

Net income attributable to Twenty-First Century Fox, Inc. stockholders	$1,037	$1,255

Weighted average shares:	2,195	2,309
Income from continuing operations attributable to
Twenty-First Century Fox, Inc. stockholders per share:	$0.48	$0.33
Net income attributable to Twenty-First Century Fox, Inc.stockholders per share:	$0.47	$0.54

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2014	2014
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$4,656	$5,415
Receivables, net	6,350	6,468
Inventories, net	3,385	3,092
Other	559	401

Total current assets	14,950	15,376

Non-current assets:
Receivables	483	454
Investments	3,734	2,859
Inventories, net	6,748	6,442
Property, plant and equipment, net	2,794	2,931
Intangible assets, net	7,831	8,072
Goodwill	17,609	18,052
Other non-current assets	562	607

Total assets	$54,711	$54,793

Liabilities and Equity:
Current liabilities:
Borrowings	$814	$799
Accounts payable, accrued expenses and other current liabilities	4,383	4,183
Participations, residuals and royalties payable	1,674	1,546
Program rights payable	1,615	1,638
Deferred revenue	672	690

Total current liabilities	9,158	8,856

Non-current liabilities:
Borrowings	19,395	18,259
Other liabilities	3,516	3,507
Deferred income taxes	2,562	2,729
Redeemable noncontrolling interests	540	541
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	14	14
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	14,868	15,041
Retained earnings	2,131	2,389
Accumulated other comprehensive loss	(756)	(34)

Total Twenty-First Century Fox, Inc. stockholders’ equity	16,265	17,418
Noncontrolling interests	3,275	3,483

Total equity	19,540	20,901

Total liabilities and equity	$54,711	$54,793

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended
	September 30,
	2014	2013
	US $ Millions
Operating activities:
Net Income	$1,093	$1,263
Less: (Loss) income from discontinued operations, net of tax	(7)	487

Income from continuing operations	1,100	776
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Amortization of cable distribution investments	23	22
Equity-based compensation	53	37
Depreciation and amortization	276	313
Equity earnings of affiliates	(379)	(92)
Cash distributions received from affiliates	3	13
Other, net	(35)	35
Deferred income taxes	91	(83)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	26	(150)
Inventories net of program rights payable	(590)	(718)
Accounts payable and other liabilities	(111)	192

Net cash provided by operating activities from continuing operations	457	345

Investing activities:
Property, plant and equipment	(127)	(171)
Acquisitions, net of cash acquired	—	(7)
Investments in equity affiliates	(950)	(137)
Other investments	(13)	(14)
Proceeds from dispositions	69	3

Net cash used in investing activities from continuing operations	(1,021)	(326)

Financing activities:
Borrowings	1,289	987
Repayment of borrowings	(114)	—
Issuance of shares	48	66
Repurchase of shares	(1,273)	(913)
Dividends paid	(82)	(58)
Purchase of subsidiary shares from noncontrolling interests	—	(75)
Distribution to News Corporation	—	(10)

Net cash used in financing activities from continuing operations	(132)	(3)

Net decrease in cash and cash equivalents from discontinued operations	(17)	(29)
Net decrease in cash and cash equivalents	(713)	(13)
Cash and cash equivalents, beginning of year	5,415	6,659
Exchange movement on cash balances	(46)	35

Cash and cash equivalents, end of period	$4,656	$6,681

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

SEGMENT INFORMATION

	Three Months Ended
	September 30,
	2014	2013
	US $ Millions
Revenues
Cable Network Programming	$3,231	$2,810
Television	1,048	1,048
Filmed Entertainment	2,476	2,120
Direct Broadcast Satellite Television	1,449	1,390
Other, Corporate and Eliminations	(317)	(307)

Total Revenues	$7,887	$7,061

Segment OIBDA
Cable Network Programming	$1,038	$991
Television	174	231
Filmed Entertainment	458	328
Direct Broadcast Satellite Television	207	190
Other, Corporate and Eliminations	(98)	(122)

Total Segment OIBDA	$1,779	$1,618

Depreciation and Amortization
Cable Network Programming	$80	$50
Television	26	24
Filmed Entertainment	33	32
Direct Broadcast Satellite Television	133	203
Other, Corporate and Eliminations	4	4

Total Depreciation and Amortization *	$276	$313

*

The three months ended September 30, 2014 and 2013 include the amortization of definite lived intangible assets of $102 million and $139 million, respectively, principally comprised of purchase price amortization related to acquisitions.

CONSOLIDATED REVENUES BY COMPONENT

	Three Months Ended
	September 30,
	2014	2013
	US $ Millions
Affiliate Fees	$2,432	$2,102
Subscription	1,359	1,305
Advertising	1,734	1,665
Content	2,262	1,912
Other	100	77

Total Revenues	$7,887	$7,061

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

NOTE 1 – TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income before depreciation and amortization (“OIBDA”), and management uses total segment OIBDA as a measure of the performance of operating businesses separate from non-operating factors. Total segment OIBDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements. This measure excludes items, such as depreciation and amortization, which are significant components in assessing the Company’s financial performance.

Management believes that total segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business and provides investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Segment OIBDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Segment OIBDA does not include depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

In addition, total segment OIBDA does not include: discontinued operations, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

The following tables reconcile revenues to segment OIBDA and from OIBDA to Income from continuing operations before income tax expense:

	Three Months Ended
	September 30,
	2014	2013
	US $ Millions
Revenues	$7,887	$7,061
Operating expenses	(5,052)	(4,447)
Selling, general and administrative	(1,079)	(1,018)
Add: Amortization of cable distribution investments	23	22

Total Segment OIBDA	1,779	1,618
Amortization of cable distribution investments	(23)	(22)
Depreciation and amortization	(276)	(313)
Equity earnings of affiliates	379	92
Interest expense, net	(305)	(272)
Interest income	14	8
Other, net	35	(35)

Income from continuing operations before income tax expense	$1,603	$1,076

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

	Three Months Ended September 30, 2014 US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$3,231	$(2,216)	$23	$1,038
Television	1,048	(874)	—	174
Filmed Entertainment	2,476	(2,018)	—	458
Direct Broadcast Satellite Television	1,449	(1,242)	—	207
Other, Corporate and Eliminations	(317)	219	—	(98)

Consolidated Total	$7,887	$(6,131)	$23	$1,779

	Three Months Ended September 30, 2013 US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$2,810	$(1,841)	$22	$991
Television	1,048	(817)	—	231
Filmed Entertainment	2,120	(1,792)	—	328
Direct Broadcast Satellite Television	1,390	(1,200)	—	190
Other, Corporate and Eliminations	(307)	185	—	(122)

Consolidated Total	$7,061	$(5,465)	$22	$1,618

EARNINGS RELEASE FOR THE QUARTER ENDED SEPTEMBER 30, 2014

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS FROM CONTINUING OPERATIONS

The calculation of income and earnings per share (“EPS”) from continuing operations attributable to stockholders excluding Equity affiliate adjustments and “Other, net”, net of tax (“adjusted income and diluted EPS from continuing operations attributable to stockholders”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted income and diluted EPS from continuing operations attributable to stockholders are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and EPS as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted income and diluted EPS from continuing operations attributable to stockholders to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following tables reconcile reported income and reported diluted EPS from continuing operations attributable to stockholders to adjusted income and diluted EPS from continuing operations attributable to stockholders for the three months ended September 30, 2014 and 2013.

	Three Months Ended
	September 30, 2014		September 30, 2013
	Income	EPS	Income	EPS
	US$ millions, except per share amounts
Income from continuing operations	$1,100		$776
Less: Net income attributable to noncontrolling interests	(56)		(8)

Income from continuing operations attributable to stockholders	$1,044	$0.48	$768	$0.33
Equity affiliate adjustments (net of provision for income taxes of -$92 and -$2 for the three months ended September 30, 2014 and 2013, respectively)(a)	(172)	(0.08)	(6)	—
Other, net (net of provision for income taxes of -$11 and $28 for the three months ended September 30, 2014 and 2013, respectively)	(24)	(0.01)	7	—

As adjusted	$848	$0.39	$769	$0.33

(a)

Equity earnings of affiliates for the three months ended September 30, 2014 was adjusted to remove from BSkyB’s results 21st Century Fox’s share of BSkyB’s gain on the sale of its ownership stake in ITV, partially offset by professional fees incurred by BSkyB related to its proposed acquisition of Sky Italia and Sky Deutschland. Equity earnings of affiliates for the three months ended September 30, 2013 was adjusted to exclude from BSkyB results 21st Century Fox’s gain on the BSkyB repurchase program.